Exhibit 99.1

MagnaChip Semiconductor Reports

First Quarter Results

Seoul, South Korea, April 24, 2008 – MagnaChip Semiconductor today announced results for the first quarter ended March 30, 2008.

Revenue for the three months ended March 30, 2008 was $203.1 million, compared to $151.8 million in the first quarter of 2007.

Gross margin was $47.9 million or 23.6% of revenue for the quarter ended March 30, 2008, compared to $14.9 million or 9.8% of revenue for the first quarter of 2007.

Operating expenses for the first quarter of 2008 were $54.7 million or 26.9% of revenue, compared to $57.8 million or 38.1% of revenue for the first quarter of 2007.

Operating loss was $6.8 million during the current quarter, compared to an operating loss of $42.9 million in the prior year quarter.

Net interest expense for the first quarter of 2008 was $15.7 million, compared to $14.4 million in the first quarter of 2007.

Net loss for the three months ended March 30, 2008 was $67.9 million, compared to a net loss of $67.0 million in the first quarter of 2007. The net loss results were negatively impacted by a foreign currency loss of $42.9 million in the first quarter of 2008, compared to a foreign currency loss of $7.4 million in the first quarter of 2007. A substantial portion of this net foreign currency loss resulted from a non-cash translation loss recorded for intercompany borrowings at our Korea subsidiary that are denominated in U.S. dollars.

Sang Park, Chairman and CEO of MagnaChip Semiconductor, commented, “We continued to make progress in 2008 vs. 2007, with an increase in revenues of 33.8% vs. the first quarter of 2007. During the quarter, we began sampling our new line of power management products as part of an overall strategy to leverage our analog and mixed signal technology platform to expand our market opportunities. We expanded our image solutions business to new end markets and increased our account penetration in our display solutions business. In our Semiconductor Manufacturing Services business, we strengthened our specialty technology portfolio and achieved a design win at a recognized leader in the microcontroller market. Our product pipeline is strong, and our design win activity is at an all-time high as we enter into the second quarter.”

Robert Krakauer, President and CFO of MagnaChip Semiconductor, said, “We continued to make progress in the first quarter of 2008. Our gross margin and operating profit improved year over year, as we focused on maintaining our cost competitiveness. Though some of our markets are slower than expected, we believe we are well-positioned for continued performance improvement throughout 2008.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the first quarter 2008 on Thursday, April 24, 2008 at 10:00 a.m. in New York (11:00 p.m., Thursday, April 24, 2008 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-(877) 407-0784 (domestic) or +1-(201) 689-8560 (International). A replay of the call will be available in two hours after the call through midnight on Thursday, May 1, 2008 in New York (1 p.m. on Friday, May 2, 2008 in Seoul) at www.magnachip.com and by telephone at +1-(201) 612-7415. The account number to access the replay is 3055 and the conference ID number is 279852, respectively.

About MagnaChip Semiconductor

Headquartered in Seoul, South Korea, MagnaChip Semiconductor is a leading, Asia-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications, such as mobile phones, digital televisions, flat panel displays, notebook computers, mobile multimedia devices and digital cameras. The Company has a broad range of analog and mixed-signal semiconductor technology, supported by its 28-year operating history, large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements contained in this press release contain forward-looking statements regarding MagnaChip Semiconductor’s operations, economic performance and financial condition. Although MagnaChip Semiconductor believes that the expectations reflected in these statements are reasonable, no assurance can be given that such expectations will prove to have been correct as a result of many factors, including those described in our annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on March 31, 2008.

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CONTACT:

In Korea: Mi-Jeong Han, PR Manager Tel: 82-2-6903-3195 mj.han@magnachip.com	In the U.S.: Joseph Villalta at The Ruth Group Tel:+646-536-7003 jvillalta@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except per unit data)

(Unaudited)

	Three Months Ended
	March 30, 2008	April 1, 2007
Net sales	$203,052	$151,783
Cost of sales	155,186	136,860

Gross profit	47,866	14,923
Operating expenses:
Selling, general and administrative	19,224	22,729
Research and development	36,347	35,118
Restructuring and impairment charges	(875)	—

Operating loss	(6,830)	(42,924)
Other income (expenses):
Interest expenses, net	(15,695)	(14,416)
Foreign currency loss, net	(42,864)	(7,391)

Loss before income taxes	(65,389)	(64,731)
Income tax expenses	2,508	2,251

Net loss	$(67,897)	$(66,982)

Dividends accrued on preferred units	3,118	2,870

Net loss attributable to common units	$(71,015)	$(69,852)

Net loss per common unit Basic and Diluted	$(1.35)	$(1.32)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,580	52,721
Key Ratios & Information:
Gross Margin	23.6%	9.8%
Operating Expenses as a % of Revenue	26.9%	38.1%
Operating Margin	(3.4%)	(28.3%)
Depreciation & Amortization Expense	21,277	43,942
Capital Expenditures	10,070	8,348

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit; operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended March 30, 2008			Three Months Ended April 1, 2007
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$47,866	$(6,830)	$(67,897)	$14,923	$(42,924)	$(66,982)
Special items
(1) Restructuring and impairment charges	—	(875)	(875)	—	—	—

Non-US GAAP Profit	$47,866	$(7,705)	$(68,772)	$14,923	$(42,924)	$(66,982)

Adjusted Gross Margin			23.6%			9.8%
Adjusted Operating Expense - % of Revenue			27.4%			38.1%
Adjusted Operating Margin			(3.8%)			(28.3%)

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended March 30, 2008 are as follows:

(1)	Unused restructuring charges recorded in the second quarter 2007 under SFAS 144

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	March 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$53,476	$64,345
Accounts receivable, net	147,275	123,789
Inventories, net	64,925	75,867
Other current assets	24,796	16,722

Total current assets	290,472	280,723
Property, plant and equipment, net	260,978	279,669
Goodwill and intangible assets, net	92,522	104,725
Other non-current assets	49,971	42,766

Total assets	$693,943	$707,883

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$143,392	$120,638
Short-term borrowings	80,000	80,000
Other current liabilities	28,924	24,477

Total current liabilities	252,316	225,115
Long-term borrowings	750,000	750,000
Other non-current liabilities	86,994	80,842

Total liabilities	1,089,310	1,055,957
Redeemable convertible preferred units	132,523	129,405

Unitholders’ equity	(527,890)	(477,479)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$693,943	$707,883

MagnaChip Semiconductor

Condensed Consolidated Statements of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Three Months Ended
	March 30, 2008	April 1, 2007
Cash flows from operating activities
Net loss	$(67,897)	$(66,982)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	21,277	43,942
Provision for severance benefits	3,734	4,182
Gain(loss) on foreign currency translation, net	43,276	7,849
Changes in accounts and other receivable	(24,708)	(4,667)
Changes in inventories	7,072	(12,183)
Changes in accounts and other payable	16,089	(2,996)
Changes in accrued expenses	6,563	11,410
Other	(8,912)	(753)

Net cash used in operating activities	(3,506)	(20,198)

Cash flows from investing activities
Capital expenditures	(10,070)	(8,348)
Other	3,373	(538)

Net cash used in investing activities	(6,697)	(8,886)

Cash flows from financing activities
Exercise of unit options	28	—
Repurchase of common units	(68)	—
Proceeds from short-term borrowings	90,000	—
Repayment of short-term borrowings	(90,000)	—

Net cash used in financing activities	(40)	—

Effect of exchange rates on cash and cash equivalents	(626)	(825)

Net increase decrease in cash and cash equivalents	(10,869)	(29,909)

Cash and cash equivalents
Beginning of the period	64,345	89,173

End of the period	$53,476	$59,264